Exhibit 99.1

ACCESS WORLDWIDE ANNOUNCES INTENTION TO VOLUNTARILY DEREGISTER STOCK

ARLINGTON, VA – August 15, 2008 – Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), an established marketing and Business Process Outsourcing (“BPO”) services company announced today that it intends to voluntarily deregister its stock within thirty days of this announcement.

Access Worldwide Communications, Inc. (“Company,” “Us,” or “We”) will file a Form 15 with the Securities and Exchange Commission (the “SEC”) to voluntarily deregister its common stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and to suspend its obligation to file reports under Section 15(d) of the Exchange Act.

Upon filing of the Form 15, our obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8-K, will immediately cease. We expect that the deregistration of our common stock will become effective within 90 days after the date of filing of the Form 15 with the SEC. Our shares may be quoted on the Pink OTC Market (“Pink Sheets”) after we are removed from the Over the Counter Bulletin Board (the “OTCBB”), but we can give no assurances that any broker will continue to make a market in the Company’s common stock. Similar to the OTCBB, the Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

Our Directors voted for the deregistration of our common stock after carefully considering the advantages and disadvantages of continuing registration. The costs and administrative burdens associated with being a public company have significantly increased, particularly in light of new SEC requirements and in particular Sarbanes-Oxley. Our Board of Directors determined that the rising costs of compliance, as well as the substantial demands on management time and resources, outweigh the benefits we receive from maintaining our registered status. Deregistration will result in reducing expenses, avoiding higher future expenses and will enable management to focus more of its time and resources on operating the Company and enhancing shareholder value.

Access Worldwide is an established marketing and BPO services company that provides a variety of sales and communication services. Our spectrum of services include the full range of inbound and outbound voice services such as customer service, customer acquisition, helpdesk, and a growing list of IT and back office services among others. Headquartered in Arlington, Virginia, Access Worldwide has about 1,000 employees in offices throughout the United States and the Philippines. More information is available at www.accessww.com.

Contacts:

Access Worldwide Communications, Inc.

(703) 292-5210

Mark Wright

Investor Relations

mwright@accessww.com